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EXHIBIT 23.5

August 3, 2001

Source Capital Corporation and Subsidiaries
8817 E. Mission Avenue, Suite D
Spokane, WA 99212-2532

    We hereby consent to the use in the Proxy Statement/Prospectus constituting a part of this Registration Statement of our report dated January 26, 2001 (except for Note 7, which is as of March 27, 2001), relating to the consolidated financial statements of Source Capital Corporation and Subsidiaries, which is contained in that Proxy Statement/Prospectus.

    We also consent to the reference to us under the caption "Experts" in the Proxy Statement/Prospectus.

/s/ BDO Seidman, LLP
Spokane, Washington

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EXHIBIT 23.5